Exhibit  99  -  Press  release  issued  May  1,  2003
-----------------------------------------------------


SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334




FOR  IMMEDIATE  RELEASE

ANALYSTS  CONTACT:  THOMAS  CONNELLY
Director  of  Investor  Relations
Phone:  248-702-6000  Ext.  6240

MEDIA  CONTACT:  FRANCIS  R.  LIEDER
Phone:  810-987-2200  Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com


     SEMCO ENERGY REPORTS FIRST QUARTER 2003 RESULTS AND THE POTENTIAL SALE OF
                                 CERTAIN ASSETS

     Farmington Hills, MI, May 1, 2003 - SEMCO ENERGY, INC. (NYSE: SEN) today reported net income of $10.7 million, or $0.57 per share, for the first quarter of 2003 compared to net income of $11.3 million, or $0.62 per share, for the first quarter of 2002. The decrease in net income was due primarily to an increase in operating losses from the Company's construction services business, offset partially by a decrease in corporate-related operating expenses and an increase in operating income from the Company's other primary business segments. In addition, other income increased due primarily to gains on equipment sales this year compared to losses last year, but was partially offset by an increase in interest expense.

     Marcus Jackson, Chairman, President and Chief Executive Officer, said, "The Company's gas distribution business, information technology business and propane, pipelines and storage business all generated improved operating results during the first quarter of 2003. However, our construction services business reported an increased operating loss during the first quarter of 2003, when compared to 2002. There were two primary factors contributing to the increased loss. First, during the first quarter of last year, the southern division of our construction business experienced an acceleration of work on projects that had been scheduled for the second or third quarter, which caused a significant increase in workloads and profits during the first quarter of 2002. We typically see losses from our construction business during the first quarter due to the seasonal nature of underground construction. However, during the first quarter of last year, the losses from this business were not as large as normal due to the acceleration of projects at our southern division. The second factor contributing to the increased construction services' operating loss was the colder than normal temperatures in the northern regions of the United States. This kept frost levels high throughout the entire first quarter of 2003, which inhibited construction activity. Despite these limitations, an optimistic note is that, presently, nearly three-quarters, or more than 73 percent, of the expected revenue from construction operations in 2003 is under contract."

     Jackson went on to say, "We continue to be committed to improving our capital structure and have identified significant measures to achieve that goal. Specifically, the Company is discussing the sale of Alaska Pipeline Company
(APC) with potential buyers and has retained McDonald Investments Inc. to assist in the sale. A sales transaction acceptable to the Company would be expected to close in the latter half of 2003, subject to various approvals, including approval by the Regulatory Commission of Alaska. Proceeds of the potential sale would be used to reduce SEMCO's outstanding debt obligations. It is anticipated that rates to customers, the services offered, pipeline operations, and staffing would not change as a result of the sale."

     APC, a wholly owned subsidiary of SEMCO ENERGY, delivers natural gas from several producing fields in south central Alaska to ENSTAR Natural Gas Company's distribution system. ENSTAR is a division of SEMCO ENERGY that serves 112,000 natural gas customers in south-central Alaska, including Anchorage. APC is the only natural gas transmission line in Anchorage. APC has no employees and ENSTAR is its only customer. Under the Company's proposed terms of a sale, ENSTAR would continue to operate and manage APC's transmission pipelines. Customers and gas suppliers would not see any changes.

     Jackson further stated, "We are also finalizing approaches to refinance the Company's ROARS and possibly certain other debt that is currently outstanding. In addition, the Company is in the process of negotiating an increase and extension on its existing $65 million 364-day bank facility currently scheduled to mature on June 24, 2003. Although the total costs associated with the refinancing approaches under consideration could be significant, at this time we are unable to quantify the ultimate impact on earnings for 2003. However, absent these refinancing costs, we would expect earnings per share for the year 2003 to be in the range of approximately $0.55 to $0.60."

     If significant, the financing costs could cause the Company to fall out of compliance with certain financial covenants in its existing debt agreements in the near future. The Company is currently in the process of negotiating modifications and/or waivers of these covenants.

     For the twelve months ended March 31, 2003, the Company had net income of $8.3 million, or $0.45 per share, compared to a net loss of $4.1 million, or $0.22 per share, for the twelve months ended March 31, 2002. Results for the twelve months ended March 31, 2002, include losses from discontinued operations, restructuring charges, asset impairments and other unusual items, which amounted to $10.8 million. The remainder of the increase in results when comparing the twelve-month periods was due primarily to discontinuing the amortization of goodwill effective January 1, 2002, which contributed $2.1 million to the increase, and to an increase in operating income from all of the Company's business segments, with the exception of construction services.

     During the three months and twelve months ended March 31, 2003, operating revenues increased by approximately $51.2 million and $80.4 million, respectively, when compared to the three and twelve months ended March 31, 2002. The primary factor contributing to the increase was higher gas costs, which increased gas sales revenue as a result of the Company's gas cost recovery mechanisms. This was offset partially by a decrease in operating revenues from the Company's construction services business.

     Temperatures during the first quarter of 2003 were 13.8 percent warmer than normal in Alaska and 10.9 percent colder than normal in Michigan. The Company has estimated that the warmer than normal temperatures in Alaska reduced the gas sales margin of its gas distribution business by approximately $2.4 million ($1.4 million adjusted for income taxes) during the first quarter of 2003. This was offset by colder than normal temperatures in Michigan, which increased gas sales margin by an estimated $2.4 million ($1.6 million adjusted for income taxes). By comparison, during the first quarter of 2002, temperatures were 4.7 percent and 8.0 percent warmer than normal in Alaska and Michigan, respectively. The Company has estimated that the warmer than normal temperatures in Alaska reduced gas sales margin during the first quarter of 2002 by approximately $1.0 million ($.6 million adjusted for income taxes) and warmer than normal temperatures in Michigan reduced gas sales margin by approximately $2.7 million ($1.8 million adjusted for income taxes).

BUSINESS  SEGMENT  RESULTS

GAS  DISTRIBUTION

     The Gas Distribution Business reported operating income of $30.5 million during the first quarter of 2003 compared to $30.2 million during the first quarter of 2002. The improvement was due primarily to an increase in gas sales margin offset partially by an increase in employee benefit costs, including health care expense, pension expense and retiree medical expense. The increase in gas sales margin, when compared to the first quarter of 2002, was due primarily to the addition of new customers and the impact of colder temperatures, offset partially by the impact of a reduction in customer rates at ENSTAR effective in September 2002, an increase in the amount of unaccounted-for gas, and a decrease in gas cost savings. A significant portion of the gas cost savings realized during the first quarter of 2002 was non-recurring because the Company was able to take advantage of favorable market conditions.

     The Gas Distribution Business had 385,508 customers at March 31, 2003 compared to 377,550 at March 31, 2002. The volume of gas sold and transported during the three months ended March 31, 2003 and 2002 was 42.7 Bcf and 38.6 Bcf, respectively.


CONSTRUCTION  SERVICES

     The Construction Services Business reported an operating loss of $3.6 million for the first quarter of 2003 compared to an operating loss of $1.3 million for the first quarter of 2002. Operating revenue for the first quarter of 2003 and 2002 was $15.1 million and $25.6 million, respectively. The increase in operating loss was due primarily to two factors. First, during the first quarter of last year, Construction Services' southern division experienced an acceleration of work on projects that had been scheduled for the second or third quarter, which caused a significant increase in workloads and profits during the first quarter of 2002. Losses are typical for Construction Services during the first quarter due to the seasonal nature of underground construction. However, during the first quarter of last year, the losses from this business were not as large as normal due to the acceleration of projects at the southern division. The second factor contributing to the increased operating loss was the colder than normal temperatures in the northern regions of the United States. As a result, frost conditions inhibited construction activity during the entire first quarter of 2003.

     The decrease in operating revenue was due to the reduction in projects in the southern division and the ceasing of construction operations in certain regions of the northern division.


INFORMATION  TECHNOLOGY

     The operating income of the Information Technology Services Business was $220 thousand for the first quarter of 2003 compared to $176 thousand for the first quarter of 2002. The increase in operating income was due primarily to reductions in overhead and marketing costs. Operating revenue for the first three months of 2003 and 2002 were $2.2 million and $2.3 million, respectively.


PROPANE,  PIPELINES  AND  STORAGE

     The Propane, Pipelines and Storage Business reported operating income of $.9 million for the first quarter of 2003 compared to $.6 million for the first quarter of 2002. The increase was due primarily to colder temperatures, which increased propane sales and margins, and a decrease in operating expenses and business taxes. Operating revenue for the three months ended March 31, 2003 and 2002 was $2.8 million and $2.2 million, respectively.

     SEMCO ENERGY, Inc. is a diversified energy and infrastructure company that distributes natural gas to more than 385,000 customers in Michigan and Alaska. It also owns and operates businesses involved in natural gas pipeline construction services, propane distribution and intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

     The following is a "Safe-Harbor" statement under the Private Securities Litigation Reform Act of 1995. This release contains forward-looking statements that involve risks and uncertainties. Statements that are not historic facts, including statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. Factors that may impact forward-looking statement include, but are not limited to, the effects of weather, the economic climate, competition, commodity prices, changing conditions in the capital markets, regulatory approval processes, success in obtaining new business and other risks detailed from time to time in the company's Securities and Exchange Commission filings.

                                      # # #


                                              SEMCO ENERGY, INC.
                                      NEWS RELEASE STATISTICS (UNAUDITED)
                                   (in thousands, except per share amounts)


                                                                     THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                                         MARCH 31,             MARCH 31,
                                                                    --------------------  --------------------
                                                                      2003       2002       2003       2002
                                                                    ---------  ---------  ---------  ---------

FINANCIAL SUMMARY
-----------------
  Operating revenues . . . . . . . . . . . . . . . . . . . . . . .  $207,104   $155,911   $532,158   $451,756

  Restructuring and impairment charges . . . . . . . . . . . . . .         -          -          -      6,103
  Other operating expenses . . . . . . . . . . . . . . . . . . . .   179,625    127,292    476,589    398,310

  Operating income . . . . . . . . . . . . . . . . . . . . . . . .    27,479     28,619     55,569     47,343

  Other income and (deductions)
    Interest expense . . . . . . . . . . . . . . . . . . . . . . .    (7,957)    (7,674)   (31,551)   (31,457)
    Other. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       698        325      2,611      1,794
      Total other income and (deductions). . . . . . . . . . . . .    (7,259)    (7,349)   (28,940)   (29,663)

  Income tax expense . . . . . . . . . . . . . . . . . . . . . . .     7,396      7,790      9,745      7,464

  Income before dividends on trust preferred securities
    and discontinued operations. . . . . . . . . . . . . . . . . .    12,824     13,480     16,884     10,216

  Dividends on trust preferred securities, net of income taxes . .    (2,150)    (2,150)    (8,601)    (8,603)

  Income from continuing operations. . . . . . . . . . . . . . . .    10,674     11,330      8,283      1,613

  Income (loss) from discontinued operations, net of income taxes.         -          -         10     (5,700)

  Net income (loss) available to common shareholders . . . . . . .  $ 10,674   $ 11,330   $  8,293   $ (4,087)
                                                                    =========  =========  =========  =========

  Earnings per share - basic
    Net income from continuing operations. . . . . . . . . . . . .  $   0.57   $   0.62   $   0.45   $   0.09
    Net income (loss) available to common shareholders . . . . . .  $   0.57   $   0.62   $   0.45   $  (0.22)

  Earnings per share - diluted
    Net income from continuing operations. . . . . . . . . . . . .  $   0.57   $   0.62   $   0.45   $   0.09
    Net income (loss) available to common shareholders . . . . . .  $   0.57   $   0.62   $   0.45   $  (0.22)

  Cash dividends per share . . . . . . . . . . . . . . . . . . . .  $   0.13   $   0.21   $   0.50   $   0.84

  Average number of common shares outstanding
    Basic. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    18,779     18,315     18,587     18,169
    Diluted. . . . . . . . . . . . . . . . . . . . . . . . . . . .    18,779     18,327     18,587     18,180


                                           SEMCO ENERGY, INC.
                                   NEWS RELEASE STATISTICS (UNAUDITED)
                            (dollars in thousands, except per share amounts)


                                    THREE MONTHS ENDED                    TWELVE MONTHS ENDED
                                              MARCH 31,                    MARCH 31,
                                              ---------                    ---------


                                                                2003       2002       2003       2002
                                                              ---------  ---------  ---------  ---------

BUSINESS SEGMENT INFORMATION
----------------------------
  Operating revenues
    Gas Distribution . . . . . . . . . . . . . . . . . . . .  $190,812   $131,452   $424,071   $324,848
    Construction Services. . . . . . . . . . . . . . . . . .    15,112     25,581    108,785    133,938
    Information Technology Services. . . . . . . . . . . . .     2,154      2,261      9,511     10,326
    Propane,Pipelines and Storage. . . . . . . . . . . . . .     2,827      2,238      7,647      6,932
    Corporate and Other (includes intercompany eliminations)    (3,801)    (5,621)   (17,856)   (24,288)
      Total operating revenues . . . . . . . . . . . . . . .  $207,104   $155,911   $532,158   $451,756
                                                              =========  =========  =========  =========

  Operating income (loss)  (a)
    Gas Distribution . . . . . . . . . . . . . . . . . . . .  $ 30,533   $ 30,192   $ 59,417   $ 52,570
    Construction Services. . . . . . . . . . . . . . . . . .    (3,640)    (1,310)    (4,329)      (611)
    Information Technology Services. . . . . . . . . . . . .       220        176        646        455
    Propane, Pipelines and Storage . . . . . . . . . . . . .       898        609      2,235      1,744
    Corporate and Other (includes intercompany eliminations)      (532)    (1,048)    (2,400)    (6,815)
      Total operating income . . . . . . . . . . . . . . . .  $ 27,479   $ 28,619   $ 55,569   $ 47,343
                                                              =========  =========  =========  =========

OPERATING STATISTICS
------------------------------------------------------------

  Gas distribution:
    Volumes sold (MMcf). . . . . . . . . . . . . . . . . . .    29,760     26,562     68,255     62,734
    Volumes transported  (MMcf). . . . . . . . . . . . . . .    12,916     12,051     45,786     42,471
    Number of customers at end of period . . . . . . . . . .   385,508    377,550    385,508    377,550
    Weather statistics:
      Degree days
        Alaska . . . . . . . . . . . . . . . . . . . . . . .     3,431      3,809      9,014     10,413
        Michigan . . . . . . . . . . . . . . . . . . . . . .     3,606      3,004      7,270      5,883
      Percent colder (warmer) than normal
        Alaska . . . . . . . . . . . . . . . . . . . . . . .    (13.8)%     (4.7)%    (11.3)%        .7%
        Michigan . . . . . . . . . . . . . . . . . . . . . .      10.9%     (8.0)%       8.3%    (13.3)%

  Construction:
    Feet of pipe installed (in thousands). . . . . . . . . .       451      1,055      4,594      7,445

  Propane Distribution:
    Gallons sold (in thousands). . . . . . . . . . . . . . .     1,945      1,603      4,835      4,159


(a)     Results  for  the  twelve months ended March 31, 2002 include restructuring charges, impairments and  other  unusual  items.

                                      - 11 -